UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities and Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12

VAXART, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

*** SUPPORT VAXART’S PROGRESS – YOUR VOTE COUNTS ***

Dear Fellow Vaxart, Inc. Stockholder:

The Annual Meeting of Stockholders of Vaxart, Inc. (Nasdaq: VXRT), was adjourned again until August 4, 2022 in order to allow more time for stockholders to vote on Proposal 2, which is the Proposal to adopt an amendment to our Restated Certificate of Incorporation to increase the authorized number of shares of our common stock.

The Proposal is close to passing and we are encouraging the holders that have not voted yet, to please vote your shares today and support Proposal 2. For those that have initially voted against, we would like you to review the information in this letter and the Q&A session and FAQ page noted below and consider changing your vote to support the Proposal, as holders of over 5 million shares have already done.

Proposal 2 would enable Vaxart to continue to work to unlock and create value by investing in the business so we can progress our programs, allow the Company to maintain a strong balance sheet and remain in a strong competitive position, and enable Vaxart to continue to attract and retain key talent. Both leading proxy advisory firms, ISS and Glass Lewis recommended voting in favor of Proposal 2.

Importantly, the additional authorized shares will not automatically become part of Vaxart’s outstanding shares, nor will they be issued all at once. Rather, our plan is to issue shares from this pool gradually, over time, in a thoughtful manner as has been our past practice.

Because of the higher required vote for Proposal 2, every stockholder’s vote is important no matter how many shares you may own. Please submit your proxy as soon as possible. Stockholders of record on April 11, 2022 who have not yet voted should do so by 11:59 p.m. Eastern Time on August 3, 2022.

As described in the proxy statement for the Annual Meeting, each of Proposal 3 (amendment and restatement of the 2019 Equity Incentive Plan) and Proposal 4 (approval of the 2022 Employee Stock Purchase Plan) are contingent upon the approval of Proposal 2. Accordingly, the meeting was also adjourned with respect to those two Proposals in order to allow additional time for the stockholders to vote on those Proposals and to solicit additional votes in favor of such Proposals. On June 22, 2022, the Company held a live question-and-answer webcast that provided an overview of the Company’s oral vaccine programs and answered stockholder questions. A replay of the webcast is available on the Investors page of the Company’s website at www.vaxart.com. We hope that you will watch the webcast to learn more about the Company and Proposal 2.

Stockholders of Vaxart are also urged to read the definitive proxy statement on Schedule 14A filed by Vaxart with the SEC on April 28, 2022, and all other relevant documents filed with the SEC for important information about Proposal 2 and the other Proposals to be voted on at the Annual Meeting.

The fastest and easiest way to vote or change your vote is by telephone or over the Internet. Instructions on how to vote your shares over the telephone or Internet are enclosed with this letter.

PLEASE VOTE TODAY AND HELP VAXART GROW

Thank you for your investment in Vaxart, Inc. and taking the time to vote your shares.

Sincerely,

Andrei Floroiu

Chief Executive Officer